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                                                                    EXHIBIT 8.4

                             FORM OF TAX OPINION
                              OF FENWICK & WEST



                             ______________, 1995



INTUIT INC.
P.O.Box 3014
Menlo Park, California 94026-3014

    Attention:  Board of Directors

        Re: Tax Opinion for Merger Transaction Involving MICROSOFT CORPORATION, M/I ACQUISITION CORPORATION, and INTUIT INC.


Ladies and Gentlemen:

        We have been requested to render this opinion concerning certain matters of US federal income tax law in connection with the proposed merger involving MICROSOFT CORPORATION, a corporation organized and existing under the laws of the State of Washington ("MICROSOFT"), M/I ACQUISITION CORPORATION, a corporation organized and existing under the laws of the State of Washington ("M/I"), and INTUIT INC., a corporation organized and existing under the laws of the State of Delaware ("INTUIT").

        The merger is structured as a statutory merger of M/I with and into INTUIT, with INTUIT surviving the merger and becoming a wholly-owned subsidiary of MICROSOFT pursuant to the applicable corporate laws of the States of Washington and Delaware and in accordance with that certain Agreement and Plan of Reorganization among MICROSOFT, M/I and INTUIT, dated October 13, 1994 as amended (the "Agreement") and exhibits thereto. Unless otherwise indicated, capitalized terms not defined herein have the meanings set forth in the Agreement.

        For the purposes of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents:

        1.    The Agreement (including exhibits thereto);

        2. A Certificate of Officer of Microsoft Corporation and M/I Acquisition Corporation dated January ___, 1995, signed by an authorized officer of Microsoft and M/I and delivered to us from Microsoft and M/I and incorporated herein by reference;

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INTUIT INC.
Tax opinion
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        3.  A Certificate of Officer of Intuit Inc. dated January __, 1995, signed by an authorized officer of Intuit and delivered to us from Intuit and incorporated herein by reference;

        4. Those certain Intuit Inc. Affiliates Agreements between Microsoft and ____________, dated ____________; and

        5. Such other instruments and documents related to the formation, organization and operation of Microsoft and Intuit or the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

        In connection with rendering this opinion, we have assumed or obtained representations and are relying thereon (without any independent investigation or review thereof) that:

        (1) Original documents (including signature) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisite to effectiveness thereof;

        (2) Any representation or statement referred to above made "to the best of knowledge" or otherwise similarly qualified is correct without such qualification;

        (3)  The Merger will be effective under the applicable state law;

        (4) There is no plan or intention on the part of any INTUIT shareholder who owns five percent or more of INTUIT stock or is an officer or director of INTUIT, and there is no plan or intention on the part of the remaining INTUIT shareholders to engage in a sale, exchange, transfer, distribution, pledge, disposition or any other transaction which would result in a direct or indirect disposition (a "Sale") of (a) shares of MICROSOFT Common Stock to be issued to INTUIT shareholders in the Merger, which shares would have an aggregate fair market value, as of the Effective Date of the Merger, in excess of fifty-percent (50%) of the aggregate fair market value, immediately prior to the Merger, of all outstanding shares of INTUIT stock or
(b) more than fifty-percent (50%) of the shares of MICROSOFT Common Stock to be received in exchange for INTUIT stock in the Merger.

        (5) Following the Merger, Intuit will continue its historic business or use a significant portion of its historic business assets in a business;

        (6) To the extent any expenses relating to the Merger (or the "plan of reorganization" within the meaning of Treas. Reg. Section 1.368-1(c) with respect to the Merger) are funded directly or indirectly by a party other than the incurring party, such expenses will be within the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187; and




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INTUIT INC.
Tax opinion
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        (7)     No outstanding indebtedness of Microsoft or Intuit has or will represent equity for tax purposes (including without limitation any loans from Microsoft to Intuit); no outstanding equity of Microsoft or Intuit has represented or will represent indebtedness for tax purposes; no outstanding security, instrument, agreement or arrangement that provides for, contains, or represents either a right to acquire Microsoft capital stock (or to share in the appreciation thereof) constitutes or will constitute "stock" for purposes of Section 368(c) of the Code.

        Based on the foregoing documents, materials, assumptions and information, and subject to the qualifications and assumptions set forth herein, our opinion is that, if the Merger is consummated in accordance with the provisions of the Agreement and the exhibits thereto, the Merger of M\I with and into INTUIT, with INTUIT surviving the Merger and becoming a wholly-owned subsidiary of MICROSOFT, will qualify as a reorganization within the meaning of Section 368(a) of the Code and that Microsoft, M\I and Intuit each will be a "party to the reorganization" within the meaning of Section 368(b) of the Code.

        Our opinion set forth above is based on the existing provisions of the Code, Treasury Regulations (including Temporary and Proposed Treasury Regulations) promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the Internal Revenue Service (the "Service") and existing court decisions, any of which could be changed at any time. Any such changes might be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify the opinion set forth above. Nevertheless, we undertake no responsibility to advise you of any subsequent developments in the application, operation or interpretation of the US federal income tax laws.

        Our opinion concerning certain of the US federal tax consequences of the Merger is limited to the specific US federal tax consequence presented above. No opinion is expressed as to any transaction other than the Merger, including any transaction undertaken in connection with the Merger. In addition, this opinion does not address any estate, gift, state, local or foreign tax consequences that may result from the Merger. In particular, we express no opinion regarding: (i) the amount, existence, or availability after the Merger, of any of the US federal income tax attributes of INTUIT or MICROSOFT; (ii) any transaction in which INTUIT stock is acquired or MICROSOFT Common Stock is disposed; (iii) the potential application of the "disqualifying disposition" rules of Section 421 of the Code to dispositions of INTUIT stock;
(iv) the effects of the Merger and MICROSOFT's assumption of outstanding options to acquire INTUIT stock on the holders of such options under any INTUIT employee stock option or stock purchase plan; (v) the effects of the Merger on any INTUIT stock acquired by the holder subject to the provision of Section 83(a) of the Code; (vi) the effects of the Merger on any payment which is or may be subject to the provisions of Section 280G of the Code; and (vii) the application of the collapsible corporation provisions of Section 341 of the Code to MICROSOFT, INTUIT or M\I as a result of the Merger.

        In addition to your request for our opinion on this specific matter of US federal income tax law, you have asked us to review the discussion of certain US federal income tax
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INTUIT INC.
Tax opinion
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matters contained in MICROSOFT Form S-4 Registration Statement, Registration
Number ______, filed ______ (the "Registration Statement"). We have reviewed the discussion entitled "Certain US Federal Income Tax Matters" contained in the Registration Statement and believe that such information fairly presents the current US federal income tax law applicable to the Merger, and the material tax consequences to MICROSOFT, M/I, INTUIT, and INTUIT's shareholders as a result of the Merger.

        No ruling has been or will be requested from the Service concerning the US federal income tax consequences of the Merger. In reviewing this opinion, you should be aware that the opinion set forth above represents our conclusions regarding the application of existing US federal income tax law to the instant transaction. If the facts vary from those relied upon (including if any representations, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable. You should be aware that an opinion of counsel represents only counsel's best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Service or that a court considering the issues would not hold otherwise.

        We understand that counsel for MICROSOFT (Preston, Gates & Ellis) has also rendered a tax opinion similar to this opinion concerning the US federal income consequences of the Merger.

        This opinion is being delivered solely pursuant to Section 7.1.6 of the Agreement. It may not be relied upon or utilized for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent.


                                        Very truly yours,


                                        FENWICK & WEST